Exhibit 5.1
April 2, 2007
Nuance Communications, Inc.
1 Wayside Road
Burlington, MA 01803
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     I have examined the Registration Statement on Form S-8 to be filed by Nuance Communications, Inc. (the “Company”) with the Securities and Exchange Commission on or about March 30, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 3,985,637 shares of Common Stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to the Company’s 2000 Stock Plan and Stand-Alone Restricted Stock Units. As your legal counsel, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares pursuant to the Company’s Stand-Alone Restricted Stock Units.
     It is my opinion that the Shares will be, when issued and sold in the manner referred to in the Company’s 2000 Stock Plan and the forms of Stand-Alone Restricted Stock Units, legally and validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Sincerely,
/s/ Garrison R. Smith
Garrison R. Smith
Director, Corporate Legal Services Nuance Communications, Inc.